UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Arch Coal, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2020

Dear Stockholder,

We are writing to you concerning the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Arch Coal, Inc. (the “Company”) to be held April 30, 2020 in St. Louis, Missouri. As described in the proxy statement previously distributed in connection with the Annual Meeting (the “Proxy Statement”), our Board of Directors (the “Board”) unanimously recommends a vote “FOR” each of the director nominees named in the Proxy Statement.

Proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended that stockholders withhold votes from the Company’s director nominee, Mr. Richard A. Navarre, based on the view that Mr. Navarre is “overboarded” under ISS and Glass Lewis proxy voting guidelines. ISS has a policy of generally recommending withholding votes from a nominee who serves as the CEO of a public company and on more than two additional public company boards, while Glass Lewis generally recommends withholding if such a nominee serves on more than one additional public company board. For nominees who are not public company executives, ISS and Glass Lewis both generally recommend withholding votes from a director who serves on more than four additional public company boards.

As discussed in the Proxy Statement, Mr. Navarre currently serves on the boards of directors of three additional public companies: Natural Resource Partners L.P. (since October 2013), Civeo Corporation (since June 2014) and Covia Holdings Corporation (since June 2018). Mr. Navarre was also serving on all three boards at the time of the Company’s 2019 Annual Meeting of Stockholders, at which meeting both ISS and Glass Lewis recommended that stockholders vote for Mr. Navarre and Mr. Navarre was elected with approximately 98% of the votes cast. Subsequent to that meeting, Mr. Navarre was appointed President and CEO of Covia in August 2019.

In evaluating potential director nominees, the Board considers candidates who possess strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. Among such candidates, the Board seeks nominees with recognized achievement, an ability to contribute to the Company’s business, and the willingness to make the commitment of time and effort required of a director. The Board continues to believe that Mr. Navarre, who was first elected to the Board in 2016, meets such criteria and has attributes and experience that make him well-qualified to serve.

As noted in the Proxy Statement, Mr. Navarre contributes to the Board through his leadership, operations, strategic planning, finance and accounting experience, senior management and marketing experience, as well as his extensive understanding of the coal and energy industries. In particular, the Board believes Mr. Navarre’s accomplished career as a senior executive with more than 30 years of diverse international business and financial experience in the coal and energy industries, which he continues as CEO of Covia, enhances his valuable in-depth industry-specific knowledge and renders him a valuable asset to our Board. Further, the Board believes that Mr. Navarre’s work with Natural Resource Partners and Covia provides him with experience that is complementary to his service on the Board, as the businesses of those companies are similar to that of the Company—Natural Resource Partners (of which the Company was a founding partner) owns and leases coal reserves and Covia is an industrial mining and minerals company.

The Board strongly believes that Mr. Navarre has devoted, and will continue to devote, ample time to effectively carrying out his duties as a director of the Company. Mr. Navarre has been an exemplary director since he joined the Board, fully engaged in the Company and an active and enthusiastic participant in all Board meetings. Since joining the Board, Mr. Navarre has attended 98% of full Board meetings and 100% of the meetings of the Board committees on which he was currently serving. He qualifies as an audit committee financial expert as defined in SEC regulations, and his breadth of experience has allowed him to serve on all three of the Board’s committees at various times, making him a true asset to the Board.

The Board does not anticipate any decrease in Mr. Navarre’s commitment as a result of his Covia duties. Mr. Navarre began serving as interim President and CEO of Covia in May 2019 yet still attended 100% of his Board and Board committee meetings for the Company in 2019, and Mr. Navarre fully expects to continue his stellar attendance record in 2020, demonstrating his unflagging commitment to the Board and ability to sufficiently manage his corporate and board obligations. Further, Mr. Navarre’s experience as Chairman of Covia prior to becoming CEO means Mr. Navarre faces a less demanding transition period than if he were new to Covia.

Based on the foregoing, the Board continues to recommend that you vote “FOR” the election of Richard A. Navarre, along with all other director nominees named in the Proxy Statement.

Please refer to the Proxy Statement previously sent to you for instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your consideration and continued support.

Sincerely,

Arch Coal, Inc.